HSBC Finance Corporation - Registration No. 333-120496 Rule 424(b)(3) Pricing Supplement No. 68 Dated June 26, 2006

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XLX2	$16,174,000.00	0.200%	$16,141,652.00	Fixed	5.450%	Quarterly	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
06/15/2007	09/15/2006	$11.51	Yes	Senior Unsecured Notes	Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XLY0	$5,085,000.00	0.400%	$5,064,660.00	Fixed	5.550%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
6/15/2008	12/15/2006	$25.59	Yes	Senior Unsecured Notes	Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XLZ7	$4,237,000.00	0.625%	$4,210,518.75	Fixed	5.625%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
6/15/2009	12/15/2006	$25.94	Yes	Senior Unsecured Notes	Aa3	AA-
Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XMA1	$8,732,000.00	1.000%	$8,644,680.00	Fixed	5.700%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Rating	S & P Rating
6/15/2011	12/15/2006	$26.28	Yes	Senior Unsecured Notes	Aa3	AA-
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc. and Incapital LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, a division of National Financial Services, LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Securities LLC and Wachovia Securities, LLC.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Offering Dates: Monday, June 19, 2006 through
Monday, June 26, 2006
Trade Date: Monday, June 26, 2006 @ 12:00 PM ET
Settlement Date: Thursday, June 29, 2006
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04